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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ESTATE OF HAZINE C CHERY
(Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant's name into English)

ZIN TRUST	6200	83-6241685
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

C/O ZIN TRUST 132 NE 57 STREET MIAMI, FL [33137]
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

ZIN TRUST
C/O PRIVATE TREASURY CID OFFICER
DEPT DE HACIENDA FDIC
Near [132] NE [57] STREET
State of Florida, The United States of America - in state of the Union
Within the Territory of Florida
Non-Domestic without the United States
(786)554-1588

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
HAZINE CHERY (FPL 10483-39137)	10,000.00	$1.00	$10,000.00	$1.30

SECURITIES DETAILS; TRANSACTION

The class of securities mentioned herein is a "Security" as defined in 73d CONGRESS. SESS. I. CH. 38. MAY 27, 1933 Section 2(1). A record of said evidence of indebtedness was made in a regular course of business with the following Company: Florida Power and Light Company. Florida Power and Light Company is a "Financial Agency" acting in a similar way related to money, credit, securities, or a transaction in money, credit, securities as defined in PUBLIC LAW 97- 258-SEPT. 13, 1982 96 STAT. 995 § 5312(1); circulating their coupons/ evidence of indebtedness which are "monetary instruments" as defined in PUBLIC LAW 97- 258-SEPT. 13, 1982 96 STAT. 995 § 5312(3)(B) as well as PUBLIC LAW 99-570—OCT. 27, 1986 100 STAT. § 1956(c)(5). In addition, please review the following S.E.C. C.I.K. referencing Florida Power and Light Company: 0000037634. The initial "monetary instrument" which initiated said account has been accepted for "Valuable Consideration" and has been signed (electronically: Electronic Signatures in Global and National Commerce Act - Pub. L. 106–229, title I, § 101, June 30, 2000, 114 Stat. 464) and returned (Without Recourse) to said "Financial Agency" which said agency is obligated to accept their own "Monetary Instrument", and credit the account accordingly for "Valuable Consideration". This is to deter said "Financial Agency" from committing "serious harm" and/ or "abuse or threatened abuse of law or legal process", in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action.

To be more specific, it would be Unlawful should a "Financial Agency", acting in a similar way related to money, credit, securities, or a transaction in money, credit, securities; circulating their own "Monetary Instruments"; Consequently, said "Financial Agency" refuses to apply "Valuable Consideration" which their own "Monetary Instruments" would be considered worthless and fraudulent and the entire "Financial Agency's" book entry records regarding transactions in money, credit, and securities would certainly be questionable. It would also be questionable whether a "scheme or artifice to defraud" was initiated on behalf of said "Financial Agency" (Pub. L. 100–690, title VII, § 7603(a), Nov. 18, 1988, 102 Stat. 4508.) as well as any unlawful business (June 25, 1948, ch. 645, 62 Stat. 763; Pub. L. 91–375, § 6(j)(12), Aug. 12, 1970, 84 Stat. 778; Pub. L. 103–322, title XXXIII, § 330016(1)(H), Sept. 13, 1994, 108 Stat. 2147.), for obtaining money or property by means of false or fraudulent pretenses, transmits or causes to be transmitted by means of wire, radio, or television communication in interstate or foreign commerce, any writings, for the purpose of executing such scheme or artifice (July 16, 1952, ch. 879, § 18(a), 66 Stat. 722; subsequent amendments included), knowingly executes, or attempts to execute, a scheme or artifice to defraud a financial institution (as defined in PUBLIC LAW 97- 258-SEPT. 13, 1982 96 STAT. 995 § 5312(2)); or to obtain any of the moneys, funds, credits, assets, securities, or other property owned by, or under the custody or control of, a financial institution, by means of false or fraudulent pretenses (Pub. L. 98–473, title II, § 1108(a), Oct. 12, 1984, 98 Stat. 2147), in attempt to defraud by disguising said "Monetary Instrument" as an invoice (which is still considered an "evidence of indebtedness"; hence, a "Security") and sending said invoice by way of mail and email, threats to discontinue service for failure to pay, which additional payments would lead to mail/ wire fraud, extortion, embezzlement, money laundering, and so forth (PUBLIC LAW 99-570—OCT. 27, 1986 100 STAT. 3207-18: Subtitle H—Money Laundering Control Act of 1986; June 25, 1948, ch. 645, 62 Stat. 731; Pub. L. 103–322, title XXXIII, § 330016(1)(H), (K), Sept. 13, 1994, 108 Stat. 2147; Pub. L. 104–294, title VI, §§ 601(a)(3), 606(a), Oct. 11, 1996, 110 Stat. 3498, 3511); including said "Financial Agency" would be participating in a "System of Peonage, "Debt Peonage", "Debt Bondage", and so forth.

Note: Explicit Emphasis regarding the following: PUBLIC LAW 99-570—OCT. 27, 1986 100 STAT. 3207-18: Subtitle H—Money Laundering Control Act of 1986

Upon the completion of said registration and "Valuable Consideration" of the foregoing, said Class of Securities (which is an addition to the past "monetary instruments" that have been circulated by Florida Power and Light Company and have been accepted for "Valuable Consideration" by the Foreign Private Issuer) is transferred to Florida Power and Light Company in exchange for services equivalent to the aggregate offering price as said proceeds of which are to be devoted to the refunding of obligations payable in the United States. Florida Power and Light Company "Monetary Instrument" and the same hereby is attached herein. This concludes said transaction as Form F-1 is the default form for transactions for which no other form is authorized or prescribed.

All nonjudicial records or books kept in regards to said evidence of indebtedness, class of securities, and registration of securities; in any public office of any State, Territory, or Possession of the United States, or copies thereof, shall be proved or admitted in any court or office in any other State, Territory, or Possession of the United States. Said evidence of indebtedness, class of securities, and registration of securities are governed by one or more of the following United States Statutes At Larges; Record made in regular course of business; Government records and papers; copies; State and Territorial nonjudicial records; full faith and credit; Concealment, Removal, or Mutilation Generally; evidenced by United States Statutes At Large: PUBLIC LAWS--CH. 646-JUNE 25, 1948; 62 STAT. [H. R. 3214] [Public Law 773] – Page(s) 945, 946, 947 §§ 1732, 1733, 1739; PUBLIC LAWS-CH. 645-JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT – Page 795, § 2071; Pub. L. 101–510; June 25, 1948, ch. 645, 62 Stat. 698, § 285; Amendment(s) 1994—Pub. L. 103–322.

INTERNAL REVENUE CODE OF 1986

The following Internal Revenue Codes apply to said transaction: I.R.C. § 1273(b)(5) - Property; I.R.C. § 1275(a)(1)(A) - Debt Instrument; I.R.C. § 3406(b)(3) - Other Reportable Payment; I.R.C. § 3406(b)(3)(A) — section 6041 (relating to certain information at source); I.R.C. § 3406(b)(3)(B) — section 6041A(a) (relating to payments of remuneration for services); I.R.C. § 6041(a) - Payments Of $600 Or More; and I.R.C. § 6041A(a) - Returns Regarding Remuneration For Services.

This is an official request from the Foreign Private Issuer notifying Florida Power and Light Company to furnish said company's Taxpayer Identification Number (T.I.N.) as well as additional information in order to report income (I.R.C. Code 61a – Gross Income) paid to said "Financial Agency" and to successfully fill out a return information (I.R.C. § 6103(b)(2)). Please review I.R.C. § 3406 – Backup Withholding and I.R.C. § 6041 - Information At Source.

Note: This is to ensure that the following tax violations are not being committed by Florida Power and Light Company: False Exemption, False Deductions, Organized Crime, Unsubstantiated Income, Public/ Political Corruption, False/ Altered Documents, Unreported Income, Under Reporting, Kickback, Failure to Withhold Tax, Failure to Pay Tax, and so forth.

The Private Treasury CID Officer and the Foreign Private Issuer invokes Section. 7852(a) – Separability Clause of the Internal Revenue Code of 1986.

SEPARABILITY OF PROVISIONS

All provisions relating to an Act, Title, chapter, subchapter, or the application of such provision regarding annual, semiannual, quarterly (and so forth) filings required in order to maintain said status as a Foreign Private Issuer and or the determination of eligibility in order to be considered a Foreign Private Issuer; submitting and/ or information required in a prospectus relating to the class and registration of securities; or any other rules, regulations,

circumstances, or otherwise, which would lead to civil and/ or criminal liabilities; and/ or which would refuse, delay, or cause to be rejected and/ or rescinded regarding the offer, transfer, sell, and registration of securities referencing said Foreign Company; shall be held invalid and be in violation of applicable laws mention herein; Consequently, said Act, Title, provisions relating to a chapter, subchapter, circumstances, or the application of such provision does not apply to said Private Treasury CID Officer and Foreign Company; evidenced by the following United States Statutes At Large: Securities Exchange Act of 1934; Separability of Provisions - June 6, 1934, ch. 404, title I, § 33, 48 Stat. 905 (15 U.S. Code § 78gg); Trust Indenture Act of 1939: Separability of Provisions - May 27, 1933, ch. 38, title III, § 328, as added Aug. 3, 1939, ch. 411, 53 Stat. 1177 (15 U.S. Code § 77bbbb); Securities Act of 1933: Separability of Provisions - May 27, 1933, ch. 38, title I, § 26, 48 Stat. 88 (15 U.S. Code § 77z).

SYSTEM OF PEONAGE; DEBT PEONAGE; FOREVER ABOLISHED

The System of Peonage is forever prohibited; hence, abolished; evidenced by the following United States At Large: THIRTY-NINTH CONGRESS. SESS. II CH. 187, 188. 1867; Page 546. All communications will be monitored in order to confirm whether or not "serious harm "and/ or "abuse or threatened abuse of law or legal process", were utilized in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action. In addition, it is recommended that an agency, department, commission, board, or other entity of a State and the United States and/ or representatives thereof as well as members of non-profit organizations review the following United States Statutes At Larges: June 25, 1948, ch. 645, 62 Stat. 772; Pub. L. 103–322, title XXXIII, § 330016(1)(K), Sept. 13, 1994, 108 Stat. 2147; Pub. L. 104–208, div. C, title II, § 218(a), Sept. 30, 1996, 110 Stat. 3009–573; Pub. L. 106–386, div. A, § 112(a)(1), Oct. 28, 2000, 114 Stat. 1486; Pub. L. 110–457, title II, § 222(b)(1), Dec. 23, 2008, 122 Stat. 5067; Pub. L. 115–392, § 11(1)(A), Dec. 21, 2018, 132 Stat. 5255.

Under no circumstances shall the Private Treasury CID Officer and Foreign Company are to be assumed or presumed to be organized, created, or an instrumentality of the United States or a State who is subjected to the Special Maritime and Territorial Jurisdiction of the United States; Consequently, no agency, department, commission, board, or other entity of a State and the United States, other persons, or courts within the United States have the authority to control substantial decisions nor able to exercise primary supervision over the administration of the Private Treasury CID Officer and Foreign Company. To think and act otherwise especially in order to cause "serious harm "and/ or "abuse or threatened abuse of law or legal process", which would be utilize in any manner or for any purpose for which the law was not designed, in order to exert pressure on another person to cause that person to take some action or refrain from taking some action; would be a direct violation of United States Statutes At Large: THIRTY-NINTH CONGRESS. SESS. II CH. 187, 188. 1867. 546; June 25, 1948, ch. 645, 62 Stat. 772; Pub. L. 106–386, div. A, § 112(a)(1), Oct. 28, 2000, 114 Stat. 1486; and other Public Laws relating to a System of Peonage, Debt Peonage, and so forth. All Unalienable Rights are Explicitly Reserved.

THE UNITED STATES STATUTES AT LARGE; LITTLE AND BROWN'S EDITION OF LAWS IN SUPPORT OF PUBLIC LAWS WHICH ARE IN SUPPORT OF EVIDENCE OF INDEBTEDNESS, CLASS OF SECURITIES, REGISTRATION OF SECURITIES, AND ADDITIONAL ATTACHMENTS RELATED TO SAID CLASS OF SECURITIES

The evidence of indebtedness, class of securities, registration of securities, and additional attachments related to said registration of securities, are governed by two or more of the following United States Statute At Larges; Record made in regular course of business; Government records and papers; copies; State and Territorial nonjudicial records; full faith and credit; Concealment, Removal, or Mutilation Generally; evidenced by United States Statutes At Large: PUBLIC LAWS--CH. 646-JUNE 25, 1948; 62 STAT. [H. R. 3214] [Public Law 773] – Page(s) 945, 946, 947 §§ 1732, 1733, 1739; PUBLIC LAWS-CH. 645-JUNE 25, 1948; 80TH CONG., 2D SESS. 62 STAT – Page 795, § 2071; Pub. L. 101–510; June 25, 1948, ch. 645, 62 Stat. 698, § 285; Amendment(s) 1994—Pub. L. 103–322.

The Public Laws attached herein and the same is hereby, mentioned within said offering are governed by the following:

The United States Statutes at Large - PUBLIC LAWS--CH. 388-JULY 30, 1947; 61 STAT. [H. R. 1565] [Public Law 278] - Page 636; § 112.

"Little and Brown's" Edition of Laws and Treaties; Admissibility in Evidence - PUBLIC LAWS--CH. 388-JULY 30, 1947; 61 STAT. [H. R. 1565] [Public Law 278] - Page 636; § 113.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 (73d CONGRESS. SESS. I. CH. 38. MAY 27, 1933), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the United States of America – in state of the Union on August 27, 2020.

(Registrant) ESTATE OF HAZINE C CHERY

By (Signature and Title) /s/ ESTATE OF HAZINE C CHERY – FOREIGN PRIVATE ISSUER

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature /s/ chery, hazine-chermon

(Title) Private Treasury CID Officer

(Date) 08/27/2020